CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for the Astor Long/Short ETF Fund, a series of the Northern Lights Fund Trust we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to the Northern Lights Fund Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

November 20, 2009